                                                                    Exhibit 10.1

                               [INTELLICORP LOGO]

                            1975 EL CAMINO REAL WEST
                          MOUNTAIN VIEW, CA 94040-2216

                                                                  March 30, 1999



Name:
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Address:
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Attn:
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Re: PURCHASE AND SALE OF COMMON STOCK

Dear             :
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        This letter documents our agreement regarding the purchase and sale of shares of Common Stock of IntelliCorp, Inc. (the "Company"). When signed by you it will constitute a binding agreement between us for the period of one year from March 30, 1999 until March 30, 2000 (the "Demand Period"). The Company shall have the right to sell to you (and to require you to purchase) shares of Company Common Stock, on the terms set forth below, which right shall terminate on expiration of the Demand Period.

        This will confirm that the Company is entitled to sell, and you will purchase, during the Demand Period, up to a total of $________ ("Investment Maximum") in value of Common Stock of the Company in one or more separate transactions ("Investment"). This agreement, in conjunction with like agreements separately executed effective March 30, 1999 with ________________________, _______________________________, and __________________________________,
represent an agregate maximum financing of $3,000,000 (collectively called the "Financing").

        For your convenience, when the Company decides to exercise its right under this agreement, the Company will first attempt to arrive at a mutually agreeable ratio of Investment between you and the other parties in this financing. If no agreement can be reached between you, the Company has the right to demand an Investment mix based on the proportional share of each party's Investment Maximum compared to the agregate combined maximum of $3,000,000 in this Financing.

        When the Company determines that it wishes to sell shares, it will provide you written notice ("notice date") of its election to exercise its right under this agreement; the notice shall specify the dollar amount of the shares to be sold by the Company and purchased by you and the purchase date, which shall be not more than ten (10) business days after such notice. The purchase price for any shares purchased by you hereunder shall be equal to $1.50 per share or 10% above market price (where market price is as defined below), whichever is greater, up to a maximum price of $3.00 per share. However, if during the term of this agreement, the Company sells and issues additional shares of common stock (excluding issuances on exercise of employee or director stock options or issuance of shares under this agreement or like agreements with the parties to this Financing) at a price per share less than the purchase price per share under this agreement, the purchase price for such shares sold to you shall be adjusted in the same manner as the conversion price is adjusted in the Company's Convertible Note dated April 19, 1996 (Section 3), and following any such adjustment, additional common stock shares will be issued to you by the Company to reflect this adjustment of the purchase price.

        Market price is defined as the average closing price over the five (5) trading days ending the day prior to the notice date. On the purchase date (or as soon thereafter as practically possible), you will deliver cash in immediately available funds in the amount of the purchase price of such shares. Within five (5) days after the receipt of funds, the Company will deliver to you a certificate representing the number of shares being purchased by you.

        This letter will also confirm your investment intent with respect to the purchase and sale of the shares thereunder. You agree and acknowledge that you are purchasing the shares for your own account, not with a view to resell them, and that the certificates for any shares will bear restrictive legends to that effect. Such shares shall also be subject to registration rights in your favor which will require the Company to file with the SEC an S-3 Registration Statement (or equivalent) covering your resale of such shares within 3 months after the end of the demand period, or within 3 months of the last transaction purchase date, if earlier.





        If the foregoing accurately describes our agreement regarding the purchase and sale of the Shares, please so indicate by signing and returning this letter to me.

                                            Sincerely,

                                            INTELLICORP, INC.



                                            By:
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                                            Kenneth A. Czaja
                                            Chief Financial Officer

THE FOREGOING IS HEREBY
AGREED TO AND ACCEPTED:

Name:
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By:
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